Exhibit 16.1

April 23, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Viking Therapeutics, Inc. under Item 4.01 of its Form 8-K dated April 23, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Viking Therapeutics, Inc.

contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum llp